EXHIBIT 99.2

April 5, 2006

Mr. Steve Luke

Chief Executive Officer

Clear Choice Financial, Inc.

3231 S. Country Club Way, Suite 102

Tempe, AZ 85282

Dear Steve:

Thank you for retaining DLG Associates, Inc. (DLG) to represent Clear Choice Financial, Inc. (Client) by recruiting candidates for the position of Vice President, Mortgage Sales. We are committed to identifying the most qualified candidates as expeditiously as possible for your consideration.

DLG agrees to undertake this search on a retained basis. Our fee will be an amount equal to 30% of the total projected annual cash compensation, as determined by the starting salary accepted plus any agreed upon/estimated bonus and incentive payments, whether paid or deferred. Based upon the current projected annual cash compensation of $250,000 ($150,000 base salary plus annual bonus targeted at 65-100% of base), DLG’s fee is estimated to be $75,000.

The fee is payable in unrestricted Clear Choice Financial stock as follows: 50% upon execution of this agreement; 25% thirty (30) days from said execution date; balance at the time employment begins for the individual hired. Any fees collected by DLG will be adjusted against the final fee calculated at 30% of the actual base salary plus projected incentive earnings accepted by the individual hired. Adjustment due/from DLG shall be paid within thirty (30) days of the start date of employment. In addition, out-of-pocket travel expenses incurred on Client’s behalf will be billed monthly. Client will be apprized of recommended recruiting/interview trips and will have the right of prior approval.

This search assignment will be concluded and any unpaid/adjusted balances of DLG’s fee will be due upon the earlier of: (1) The position being filled by an individual who may or may not have been presented by DLG; (2) Client’s written notification to DLG of termination of the search assignment; (3) Expiration of a one hundred eighty (180) day period beginning with Client’s execution of this agreement.

Candidates presented by DLG in the course of this search, but hired within twelve (12) months by Client, or related business entities, regardless of their position will be billed at 30% of their first year compensation as defined above.

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Clear Choice Financial, Inc.

Federal law binds DLG and all other recruiting firms as agents of their client(s) to comply with the provisions of the Civil Rights Act of 1964, the Civil Rights Act of 1991 and other anti-discrimination legislation.

We will do our utmost to understand your requirements concerning the position to be filled, to locate and present highly qualified candidates, and to complete the search as quickly as possible. We will keep you informed of our progress and expect to consult regularly with those involved in the hiring process.

While it is agreed that Client controls the hiring decision, and may as a matter of prudence wish to re-verify candidate representations, it is also understood that the hiring decision is reached in large part as a result of the research and screening techniques of DLG. If those techniques are deficient in uncovering misrepresentations by the candidate that result in dismissal, or if our candidate should voluntarily leave Client within one hundred eighty (180) days of first reporting for work, we will gladly locate and present one or more candidates of comparable qualifications at no additional charge. Payment of our entire fee must be received to validate this replacement policy. Excluded from this policy is termination resulting from significant change in Client operating procedures, reporting line, management, ownership or incumbent responsibilities that render the position substantially different than that represented at time of hire.

Client’s acceptance of referrals from DLG Associates shall be conclusive evidence of Client’s acceptance of the terms and conditions contained herein, unless we have signed modification(s). Client consents to the jurisdiction of the courts of the State of North Carolina and Arizona, and agrees that its laws shall govern our relationship.

We readily accept the confidence and responsibility you place in us, as determined by this important assignment. Please sign and return one copy of this letter together with remittance of the initial installment of our fee per the attached invoice. We will begin the search in accordance with this agreement, upon receipt of an executed copy of this agreement coupled with the initial retainer payment.

Yours truly,	Accepted by:
DLG Associates, Inc.	Clear Choice Financial, Inc.

/s/ David J. Guilford	/s/ Steve Luke

David J. Guilford	Title: CEO
President	Date: April 5, 2006